Exhibit 14
                                   CORPORATE

                                   COMPLIANCE

                                    PROGRAM

                                    HANDBOOK


                                   CENTURYTEL

                                   March 2003

                               _________________


Dear CenturyTel Employees,

CenturyTel's Compliance Program outlines the moral, legal and ethical standards which govern the business conduct of CenturyTel employees. It also provides a framework to help employees prevent, detect and report violations of these standards.

As employees of CenturyTel we all must make daily decisions regarding how we will do our jobs and how we will work with our fellow employees, customers and members of the public. Our success as individuals -- and as a company -- requires that we conduct all our business activities with integrity and the highest standards of ethical behavior.

You are responsible for reading and following the principles contained in this handbook. Although the handbook cannot address every situation you may have to deal with, it underscores the basic principles that should guide all our conduct -- good judgment, personal honesty and sound business ethics. Those principles require that we avoid any conflict of interest between work and personal interests, comply with laws that govern our business, and be honest and fair in all our work activities and relationships.

The Vice President, Employee & Labor Relations has been assigned to serve as the Corporate Compliance Officer and is available to supervise the confidential investigation of alleged Program violations, or to answer any questions about the Company's policies and procedures. If you have a good faith belief that a violation of laws, company policies or business ethics has occurred, you may arrange a personal meeting with the Corporate Compliance Officer. If you prefer, you may make an oral telephone report by calling (360) 905-6861, a private, confidential extension for this purpose, or you may seek guidance from your supervisor, manager, or the Office of the General Counsel. If you have any concerns, complaints or questions about the Company's accounting, internal accounting controls or auditing, you may contact the Audit Committee of the Board of Directors by sending a letter to the Chairman of the Audit Committee, c/o Post Office Box 4364, Monroe, Louisiana 71211. All information that you provide will be held in strictest confidence.

Keep this handbook handy and refer to it. We must be committed to safeguarding our own personal integrity and that of the Company.

Sincerely,



Glen F. Post, III
Chairman and Chief Executive Officer




                                CENTURYTEL, INC.

                          CORPORATE COMPLIANCE PROGRAM

                                TABLE OF CONTENTS


1.  INTRODUCTION..............................................................3

2.  PRINCIPLES OF BUSINESS CONDUCT............................................3
(a)   General Principles......................................................3
(b)   Conflicts of Interest...................................................4
                      Examples................................................6
(c)   Loans to Directors, Officers or Employees...............................6
(d)   Use of Company Name/Special Discounts...................................6
                      Examples................................................6
(e)   Use of Company Resources................................................6
                      Examples................................................7
(f)   Confidential and Proprietary Information................................8
(g)   Intellectual Property Rights............................................8
                      Examples................................................8
(h)   Entertainment, Gifts and Favors.........................................8
                      Examples................................................9
(i)   Marketing and Advertising..............................................10
(j)   Employment of Family Members...........................................10
                      Examples...............................................10
(k)   Employment-Related Laws and Regulations................................11
(l)   Outside Employment and Business Activities.............................11
                      Examples...............................................11
(m)   Political Contributions & Activities...................................12
(n)   Accountability.........................................................12
(o)   Honesty and Integrity in All Matters and Things........................13

3.  POLICY STATEMENT ON INSIDER TRADING......................................13
(a)   Penalties for Insider Trading..........................................13
(b)   The Company's Policies and Procedures on Insider Trading...............13
                      Prohibition against Trading on or
                      Disclosing Material Nonpublic Information..............14
                      Material Information...................................14
(c)   Policy on When Information is Public...................................15
                      "Window Period"........................................15
                      Additional Prohibited Transactions for All Employees...15
(d)   Sanctions for Violations of Policy Statement...........................15

4.  DISCLOSURE POLICY........................................................16

5.  POLICY ON CONFIDENTIALITY................................................16

6.  COMPETITION AND FAIR DEALING.............................................17

7.  COMPANY COMMUNICATIONS...................................................17
(a)   Statement of Philosophy................................................17
(b)   Electronic Communications - General Principles.........................18
(c)   Company E-mail.........................................................18
(d)   Use of Company Computers...............................................19
(e)   Software Copying and Other Types of Unlawful Copying...................19
(f)   Internet and Other External Electronic Communications..................20

8.  POLICY STATEMENT EQUAL EMPLOYMENT OPPORTUNITY............................20

9.  POLICY ON UNLAWFUL DISCRIMINATION AND HARASSMENT.........................21

10. APPLICABILITY OF OTHER COMPANY POLICIES..................................22

11. COMPLIANCE WITH
LAW..........................................................................22
(a)   Clean Water Act; Resource Conservation and Recovery Act;
                      Toxic Substances Control Act; Comprehensive
                      Environmental Response, Compensation and
                      Liability Act..........................................22
(b)   Occupational Safety and Health Act.....................................22
(c)   Sherman Act; Clayton Act; Robinson-Patman Act..........................23
(d)   Procurement Integrity..................................................23
(e)   False Statements or Entries............................................23
(f)   Unauthorized Publication or Use of Communications......................23
(g)   Records and Reports on Monetary Instruments Transactions...............24
(h)   Willful Failure to File Return, Supply Information or Pay Tax..........24
(i)   Securities Act of 1933; Securities Exchange Act of 1934................24
(j)   Foreign Corrupt Practices Act..........................................24
(k)   Government Inquiries...................................................24

12. WAIVERS    ..............................................................24

13. ACCOUNTING COMPLAINT PROCEDURES..........................................25

14. INQUIRIES REGARDING ALL OTHER POSSIBLE COMPLIANCE PROGRAM
    VIOLATIONS...............................................................25

1.   INTRODUCTION

CenturyTel requires its directors, officers, and employees to comply with all laws, rules and standards of conduct applicable to our business. To assist you in understanding these obligations, CenturyTel has prepared the Corporate Compliance Program included in this handbook, along with a companion book entitled "Corporate Compliance Program Procedures." This program sets forth or summarizes CenturyTel's policies and guidelines regarding appropriate business conduct, and also summarizes certain laws with which we expect you to be familiar. The program also summarizes CenturyTel's Corporate Compliance Program Procedures, which explain in detail how CenturyTel responds to alleged policy violations and otherwise administers its corporate compliance program. If you are unable to resolve a specific ethical or legal issue after reviewing this handbook, please talk to your supervisor, consult with the Corporate Compliance Officer or call the compliance telephone number included below. Please contact your supervisor or the Vice President of Employee & Labor Relations if you would like a personal copy of these procedures, or a complete copy of any policies that are summarized below. The program, procedures and the policies are also published on the Company's intranet website under Human Resources Department, Policies.

Please note that neither this handbook nor the procedures booklet is intended to address how to handle every type of business encounter. If a law conflicts with any policies or guidelines set forth or summarized in this Program, you must comply with the law; however, if a local custom or policy conflicts with this Program, you must comply with this Program.

Please note that no representative of CenturyTel has authority to give an order or direction that would result in a violation of the policies or guidelines set forth or summarized below. Violations of these policies or guidelines by any employee or supervisor of CenturyTel could result in discharge, legal liability, criminal prosecution or other appropriate disciplinary action.

This handbook is applicable to all directors, officers and employees of CenturyTel and its subsidiaries. As explained further in the Corporate Compliance Program Procedures, this handbook is also generally applicable to certain of Company's agents and independent contractors, subject to certain exceptions.

2.   PRINCIPLES OF BUSINESS CONDUCT

CenturyTel is committed to providing the highest level of quality services and products to our customers. In pursuing our corporate goals, we must concurrently have the highest moral standards and ethical behavior. This handbook communicates the moral, legal, and ethical standards by which you should govern your business conduct.

(a)  General Principles

Although a business enterprise is usually thought of in broad economic terms, it is more importantly an institution of people. As such, a business has moral and ethical responsibilities in addition to its basic economic role. The business must operate in a manner that conforms to laws, to customs, and to human values. Consequently, the Company is publishing this Program to guide employees in their conduct as representatives of CenturyTel.

CenturyTel will, through its directors, officers and employees, conduct its affairs with honesty and integrity. These qualities are characterized by truthfulness and freedom from deception or fraud and do not vary by business, product, country, or by culture. These qualities dictate one standard of conduct company wide. If we are steadfast in this belief, questions of ethical behavior are easily answered in most situations and questionable acts that can open the door to serious violations will be avoided.

No "code of conduct" can hope to spell out the appropriate moral conduct and ethical behavior for every situation with which we, as employees, might be confronted. Whenever we are faced with a difficult ethical decision, we must seek counsel - from our colleagues and our management - and, most importantly, exercise our own good judgment. Further, whenever we find ourselves in situations that represent possible violations of these principles, we must disclose the facts immediately to our supervisors or take any of the other steps listed below.

CenturyTel prospers to the degree - and only to the degree - that we serve our customers well. We are committed to: the provision of high-quality telecommunications services at fair prices; strong growth and attractive returns for our stockholders; competitive income and benefits for our family of employees; good community citizenship in our service areas; and the accomplishment of these goals within an environment of honesty and integrity.

In dealing with the public, we will be responsive and responsible. While we do not control our environment, we have a significant impact on it and the communities we serve. We believe that obligates us to be open and timely in our communications to the public and to play an important citizenship role in the communities in which we operate.

These are the overriding business principles that must guide us in the conduct of our businesses. What follows is more specific and deals with the ways in which the Company will implement these policies and how your responsibilities are affected by these principles.

(b)  Conflicts of Interest and Corporate Opportunities

CenturyTel requires its directors, officers and employees to avoid conflicts of interest. A conflict of interest occurs when an employee's personal or financial interests interfere with or appear to interfere with their duties and responsibilities to the organization.

o The term "conflict of interest" describes any circumstance that could cast doubt on our ability to act with total objectivity with regard to CenturyTel's best interests. We not only want to be loyal to CenturyTel, we want that loyalty to come easily and free from any conflicting interests.

o While CenturyTel respects the privacy of its employees in the conduct of their personal affairs, it does insist that we discharge our obligations to CenturyTel. Activities that involve the unauthorized use of CenturyTel time, equipment, or information, or that significantly interfere with job performance, or that could damage our good reputation, or that otherwise conflict with CenturyTel's business interests are to be avoided. Of particular concern are situations in which our personal interests may conflict with the interests of CenturyTel in relations with present or prospective suppliers, customers, or competitors. In essence, we should not use our positions or the assets or influence of the organization for personal advantage or for the advantage of others, and we should always act in the best interests of CenturyTel.

o By policy, CenturyTel prohibits certain types of personal involvement in time or money where a conflict or perceived conflict may exist.

o Sometimes conflicts of interest will develop accidentally or unexpectedly. If this happens, any employee having knowledge of the situation must report the matter directly to his or her supervisor. Usually these problems can be resolved if they are handled quickly and openly.

While it is not possible to describe all the circumstances and conditions which might develop, the following is set forth for your guidance:

>> You may not take advantage of opportunities which rightfully belong to the Company. For example, you may not acquire property or stock that you know the Company is interested in purchasing, divert business from CenturyTel or receive a commission or fee, except from the Company, for a transaction which you have conducted for the Company.

>> Corporate opportunities include the chance to purchase or receive stock or options from other companies (including "IPO allocations"). If you receive any such offer or similar opportunity from a company with whom CenturyTel does business, you must seek the permission of your supervisor. Directors and officers of CenturyTel must receive approval of the Board of Directors.

>> You may not directly or indirectly work for, hold a financial interest in, or otherwise be associated with, a competitor or supplier (except if such financial interest is less than one percent of the publicly traded stock of a corporation or unless you have received the approval of the Company's Chairman, CEO or President).

>> The best policy is to avoid any direct or indirect business connection with our suppliers or competitors, except on our behalf.

>> You may not make credit, purchase, lease or other agreements for the Company if you have a personal or family financial interest in the individual or organization seeking credit or other agreements from CenturyTel.

>> If you, your spouse or other immediate family member are engaged in a business similar in nature to the Company's, it must be disclosed in full to the Corporate Compliance Officer.

>> You may not acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company, or commit the Company without proper authorization to give its financial or other support to any outside activity or organization.

>> You may not develop a personal relationship with a subordinate employee or with any employee of a competitor, customer or supplier that might interfere with the exercise of impartial judgment in decisions affecting the Company or any employees of the Company.

>> If you or someone with whom you have a close relationship (an immediate family member or close companion) has a financial or employment relationship with a current or prospective competitor or supplier, the employee must disclose this fact in writing to the Corporate Compliance Officer.

If you enter into a personal relationship with a subordinate employee or with an employee of a competitor or supplier, a conflict of interest may exist that requires full disclosure to the Company.

Examples: *

>> You own 25% of "XYZ Company" and XYZ owns equipment which it offers to lease to the Company for a construction project. To ensure that no conflict in your duties or the Company's interests will occur, you are obligated at the outset to fully disclose your financial interest in XYZ and not participate in any decisions whether to utilize XYZ's services.

>> Your spouse is soliciting a consulting contract with a Company department unrelated to your work responsibilities. Although this may not be a conflict of interest, it could appear as such to others. It is your responsibility to ensure that the relationship and financial interest of your spouse are disclosed to managers involved in the decision.

     *Examples are offered to help understand general principles. The examples are not meant to cover all issues that might arise.

Employees unsure as to whether a certain transaction, activity or relationship constitutes a conflict of interest should discuss it with the their supervisor or the Corporate Compliance Officer at (360) 905-6861.

(c)  Loans to Directors, Officers or Employees

It is against the law for the Company to make personal loans to any director or executive officer. No other employee may receive a loan from the Company unless the loan is approved by the employee's supervisor and is in accordance with all other Company policies and procedures.

(d)  Use of Company Name/Special  Discounts

You may not use the Company's name, influence or purchasing power to obtain personal discounts or rebates unless communicated and made available to employees in general. The Company's policy is to make available to all employees any Company discounts with suppliers or other businesses which may be passed on to employees.

Examples:

>> You work in the Company's information services department and contact "Computer Inc.," a frequent Company supplier. You use the Company's purchasing power to obtain a special discount only for yourself. This would be improper use of the influence of your Company position for personal gain.

>> You are a member of a frequent flyer program and receive mileage bonuses and other discounts as a result of travel for Company business. Acceptance of such bonuses and discounts from airlines, hotels, and restaurants are proper when offered to travelers generally. However, it would be improper to make travel arrangements to receive travel bonuses if suitable, alternative arrangements are available at lower cost to the Company.

Test: Do you have any question as to whether your use of the Company name or Company discount may be improper or conflict with the Company's best interests? If so, discuss the matter promptly with your supervisor or the Corporate Compliance Officer so the situation can be evaluated before problems develop.

(e)  Use of Company Resources

Loss, destruction or improper use of any Company resources can increase the cost of doing business, make the Company less efficient, and ultimately less competitive. Employees are responsible for using Company resources -- including vehicles, planes, computers, equipment, materials, services and supplies -- for Company business.

All computer equipment, files, data, programs and capabilities (such as EMail), and all telephones and related equipment and records (such as voice mail), including all back-up disks, tapes and the like, are considered Company records and are the property of the Company.

Employees are expected to utilize electronic communication, electronic records, and computer resources in accordance with applicable CenturyTel policies, including those set forth below under the heading "Company Communications."

Employees must adhere to internal controls, licensing agreements and copyright laws protecting computer software. Computer software products may not be used or copied in a manner contrary to the terms of the license agreement.

Use of Company tools and facilities for personal use is discouraged, and employees should seek alternate commercially available resources. If an employee has an appropriate personal need to use Company resources, prior authorization must be obtained from the appropriate local manager or designee.

Examples:

>> You have access to a Company pick-up that is not used on the weekends and wish to use it to move dirt to landscape your yard. If you pay for the gas, can you use the pick-up? No, unless you have prior authorization. Personal use puts additional wear on the vehicle, exposes the Company to potential liability for accidents, and gives the impression to members of the public that property paid for by customers and shareholders is being used improperly.

>> You are required to spend several days on Company business away from your normal workplace and have been authorized to use a Company vehicle for the trip. Is it appropriate to take a "side trip" to sightsee at the business location or on your return home? The more personal trips and detours you mix with business, the more questionable your conduct and integrity in using a Company vehicle (or in charging rental car costs to the Company). If such personal use is more than incidental, it is necessary that the personal use be discussed and approved as part of the prior travel authorization process, to include reimbursement to the Company for non-incidental personal mileage and any other related costs.

>> Can I use my Company telephone to make personal telephone calls? To ensure that personal telephone calls do not interfere with your work duties, they should generally be made during non-working time or should be infrequent and brief.

     Further, you should avoid making personal long distance or cellular phone calls at the Company's cost. If you must make such a call except for an emergency or similar reason, you should charge the call to your home phone or promptly notify your supervisor so any costs to the Company can be reimbursed.

>> Listed below are examples of questions concerning the personal use of Company resources. May I:

     - borrow a Company tool overnight to do repair work at my house?

     - use the shop or its tools and equipment to do work on my car or other personal projects?

     - use office equipment (e.g. copiers, computers, printers) for my personal use?

Test: Is your use of a Company resource, facility, tool or business machine for profit purposes? Or in non-compliance with locally established written procedures? If so, the use would be improper.

(f)  Confidential and Proprietary Information

Confidential and proprietary business information relating to CenturyTel may not be provided to unauthorized persons or used to the Company's detriment or for the purpose of furthering a private interest or making a personal profit. All material non-public information concerning the business, securities, financial condition, earnings, or prospects of CenturyTel remains confidential until fully and properly disseminated to the public (e.g., current, interim earnings figures or trends, possible acquisitions or divestitures, projections, business plans, new products or processes). For further information, see below the "Policy Statement on Insider Trading."

It is Company policy that all confidential business information relating to CenturyTel will be used solely for Company purposes and will not be provided to unauthorized persons or used for the purpose of furthering a private interest or making a personal profit.

Employees who leave CenturyTel may not:

o Use any Company confidential information for their own or another's gain; or

o Keep any originals or copies of notebooks, proposals, documents, drawings, reports, other documents or property belonging to CenturyTel.

(g)  Intellectual Property Rights

If during your employment with CenturyTel, you generate, author or contribute to any invention, design, product, program, method, process, copyrightable work, trade secret, proprietary information or other intellectual property, such intellectual property will be the exclusive property of CenturyTel and you must cooperate in obtaining in CenturyTel's name any patent, copyright or other proprietary right in such intellectual property (including signing and filing of appropriate documents and forms).

Examples:

>> Ideas, inventions, or discoveries conceived, developed, or made by employees that relate to Company business, research or development, or arise through the use of Company facilities, shall be the property of the Company, and appropriate measures shall be taken to protect such property.

(h)  Entertainment, Gifts and Favors

The primary rule to remember regarding gifts and gratuities is that they must not influence or appear to influence the recipient's judgment, or to violate any laws.

No CenturyTel employee may offer or accept any levels of entertainment, gifts, favors, or gratuities which:

o May reasonably be construed as intended to affect the judgment of the recipient so as to secure preferential treatment.

o Are not of such limited nature and value that they could not be reasonably perceived by anyone to affect the judgment of the recipient.

o    Would be embarrassing to CenturyTel or the recipient if publicly disclosed.

o    Would violate any laws or regulations.

No employee should give or offer to give any entertainment, gifts, favors, or gratuities to any government official, even if lawful, if the action might reasonably be construed as an attempt to influence a government decision in any matter affecting CenturyTel. All relations with government or public officials should be conducted in a manner that will not adversely reflect on CenturyTel or the official's integrity and with the expectation that all such actions will become a matter of public knowledge.

Examples:

>> Your job is to evaluate car lease bids. One of the bidders offers to lend you at no cost a car for your personal use for several days. Accepting this offer would be improper. (Evaluation of the bidder's product can be done on the job or by other means that would not raise the question of whether your actions have compromised your ability to make an independent business decision.)

>> A parts vendor you do business with offers to take you to a professional basketball game as his guest. A ticket costs $40. Should you accept? You should carefully review all the circumstances with your supervisor. Is there a business decision pending by you that could lead others to believe the vendor's ticket influenced your decision? If so, you should decline the ticket. Employees who have decision- making authority over pending or prospective business with a vendor must ensure that their decisions are not influenced, or perceived to be influenced, by a vendor's gratuities or hospitality.

>> You occasionally have need for certain consulting services and have retained a consultant who is currently providing services. The consultant invites you to a professional sports event as his guest. A ticket costs $40. If you and your supervisor determine that the event will enhance "responsible business relations", acceptance would be appropriate since the hospitality is of reasonable cost under the circumstances.

>> Your facility wants to hold an employee picnic. Would it be appropriate to solicit or accept a financial contribution or gratuity (e.g., food, entertainment, transportation, etc.) from a supplier or subcontractor? The Company does not want a reputation of having its activities supported by the finances or gifts of its suppliers or others doing or seeking to do business with the Company. Accepting a supplier's gratuities for a Company-approved activity could be perceived as obligating the Company to give "favored status" to contributing suppliers to the exclusion of other non-contributing suppliers who may be more competitive. A supplier's contributions to a Company-approved activity should not be accepted without officer approval.

Test: Before accepting any gratuity (including forms of hospitality), you should ask yourself the following questions:

o Would accepting a gratuity affect or appear to affect my ability to make an impartial decision with respect to the products or services of the individual or company giving the gift? It must not. If you have any doubts, contact your supervisor or manager for assistance.

o Would the Company offer the same gratuity or business courtesy? If not, then it is likely that the gratuity is inappropriate under the circumstances and should not be accepted.

The Company will not pay any bribe, gratuity, kick-back, or any similar payment to anyone, including agents of our customers or members of their family, in connection with the sale of any of our products. Should any such payments be requested, the Company's lawyers should be contacted immediately. Company policy is to forego any business which can only be obtained by improper or illegal payments. The Company will not pay "push money" or secret payments to employees of our customers in order to induce them to purchase our products or services.

(i)  Marketing and Advertising

In marketing our products, we must, of course, observe all of the basic antitrust laws summarized below under the heading "Compliance with Law." There are, however, some additional legal and ethical principles that should govern our conduct.

Our advertising should always be truthful. If we make specific claims about our products or the performance of our products, we should have evidence to substantiate those claims. We should not label or market our products in any way that might cause confusion between our products and those of any of our competitors. Similarly, we should be alert to any situation where a competitor may be attempting to mislead potential customers as to the origin of products and inform appropriate management or the Company's Legal Department of any such cases.

All of our advertising will be in full compliance with all laws, and will not discriminate with regards to race, creed, sex, color, national origin, disability, or otherwise.

If we offer advertising or promotional allowances, we should generally offer them on a proportionately equal basis to all of our customers. Advertising and promotional allowances are subject to very detailed and technical regulation under the Robinson-Patman Act and, therefore, should only be offered after it is clear that the allowances are proper and in conformance with law.

We should not unfairly disparage any of the products, services, or employees of any of our competitors. If we do engage in any comparison of our products against those of our competitors, such comparisons should be fair. Comparative advertising is also subject to some regulation and should, therefore, be cleared with the Company's lawyers beforehand. All use of the Company's trademarks and trade names should be in accordance with our policies governing such use.

(j)  Employment of Family Members

Your relatives and friends may apply for employment with the Company and, if employed, are eligible for job changes (e.g., promotions, transfers) to positions for which they are qualified as long as it will not create what CenturyTel considers an inappropriate employment relationship among friends or relatives (as described further below). However, relatives and friends are not entitled to preferential consideration.

For the purposes of this policy, "relative" is defined to include spouses, children, grandchildren, parents, brothers, sisters, in-laws, aunts, uncles, nieces, nephews, stepparents or stepchildren and other dependents whether or not living in the same household. The definition also includes all others living in the same household, including persons who live in non-marital, non-related arrangements (e.g., roommates and domestic partners).

Examples:

An inappropriate employment relationship may exist where:

>> One relative is in a position to exercise supervisory, appointment, promotional or grievance adjustment authority over another, or to audit the other's cash handling or accounts; or

>> It would constitute a violation of any federal or state law or regulation with which we are required to comply; or

>> It would constitute a violation of the conditions of our eligibility for government contracts or financial assistance; or

>> It would cause disregard of a bona fide occupational requirement reasonably necessary to the normal operation of business.

If after hiring, two employees become "relatives" and the Company feels the circumstance of their positions may create an inappropriate employment relationship, the employees will be notified and requested to make a recommendation as to who will be transferred or reassigned if an appropriate position is available, or laid off or terminated. CenturyTel will make the final decision consistent with business needs.

(k)  Employment-Related Laws and Regulations

Brief descriptions of a few of the federal statutes generally applicable to CenturyTel are included in the section below entitled "Compliance with Law". Also included in this Program are the Company's employment policies regarding Equal Employment Opportunity and Unlawful Discrimination and Harassment. If you need advice with regard to laws and regulations relating to your job, you should consult with your supervisor. If a situation arises where you feel a need to consult privately or anonymously about such a matter, you may contact the Corporate Compliance Officer at (360) 905-6861.

(l)  Outside Employment and Business Activities

Employees are expected to devote full time to CenturyTel's interests during regular working hours and during any additional work time that is required. In addition, no Company assets or labor are to be used for personal business. Although the Company discourages outside employment (including working as a consultant), this activity is allowed if it does not interfere, compete or conflict with the Company's interests. Any outside employment which in any way competes or conflicts with CenturyTel's interests must be approved in advance by your manager, division executive and the Vice President of Human Resources.

No outside work may be done during your regular work hours and no Company facilities, equipment, labor, information or supplies are to be used to conduct this outside activity. Any employee doing any outside work is under obligation to advise their client that the work is in no way by, for, or in the name of CenturyTel.

Examples:

>> It is improper and against Company policy to accept employment or a consulting position with any competitor of the Company or with a contractor who will use your services to perform work for the competitor. It is also improper to work for an outside consultant or other employer which provides goods or services to or solicits business from the Company. If you are uncertain what constitutes a "competitor" of the Company, you should seek assistance through your supervisor.

>> You work in the engineering department and a consultant (or contractor) who performs work for your department offers you a part-time job on weekends or during your vacation. You should decline the offer to avoid the appearance of a conflict of interest unless you have reviewed the circumstances with your supervisor and received the approvals specified above. No matter how innocently the offer of part-time work might be made or accepted, others might see it as a kickback paid to you in return for Company business or for helpful "inside information" of special value to the consultant not available to his or her competitors.

>> You sell sports equipment after hours which presents no conflict with your job. However, you now want to contact co-workers during your work time to sell or promote your products. It would be improper to use your work time or interrupt the work time of other employees to conduct or promote your personal business interests.

>> You are developing software programs after work hours and now want to sell those programs to the Company. This raises a potential conflict of interest. It is necessary that you demonstrate to your supervisor, and the supervisor involved in the transaction, that the development of the product occurred outside the performance of your job and without the use of Company materials. Products and designs developed as part of your job are the property of the Company.

>> Your job involves use of testing equipment. Based on information and knowledge obtained through your job, you feel you can design and build testing equipment used by the Company far better and more inexpensively than the supplier the Company is now using. If you work on your own time, would it be acceptable if you started your own business and competed for Company work? No. As an employee who has received money and training from the Company, you are expected to give the Company the best of your creativity and energy. You might consider suggesting how the design and construction of the testing equipment could be incorporated into your job.

Test: Would the outside employment or personal business enterprise compete with products or services provided by the Company? If so, you should reject the opportunities. Also, you should not conduct or promote outside business during work time paid by the Company.

(m)  Political Contributions & Activities

The Company may not make any political contributions of any kind without the express approval of the General Counsel or the Chief Executive Officer.

o CenturyTel recognizes that employees will participate in the political process, including voluntary contributions to any appropriate political action committee and to candidates and parties of their choice. However, no influence shall be exerted by any employee on another employee to make any personal politicalo contribution or to engage in any political activity inconsistent with that employee's own personal inclination.

o Corporate contributions, direct or indirect, and of whatever amount or type, to any political candidate or party, or to any other organization that might use the contributions for a political candidate or party, are illegal for all federal elections and may be illegal for state and local elections except in certain situations. No permissible corporate contributions are to be made for political purposes without review by the General Counsel or the Chief Executive Officer.

o CenturyTel may from time to time take stands on issues of public policy, particularly those that affect its interest or those of its constituencies. In such cases, CenturyTel may elect to express its views publicly and spend Company authorized funds to ensure that its position is broadly disseminated. It may also provide authorized financial support to groups that advocate essentially consistent positions.

(n)  Accountability

The law requires that CenturyTel keep accurate books, records, and accounts to fairly reflect CenturyTel's transactions and that CenturyTel maintain an adequate system of internal accounting controls. Therefore, it cannot be over-emphasized that our books and records should have the highest degree of integrity. Employees should fulfill their responsibilities to ensure that CenturyTel's books, records, and accounts are complete, accurate, and supported by appropriate documents in auditable form. All vouchers, bills, invoices, expense accounts, and other business records should be prepared with care and complete candor. No false or misleading entries should be permitted for any reason. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. No payment is to be made for purposes other than those described in the documents supporting the payment. Records should always be retained or destroyed according to the Company's record retention policies. You are expected to be familiar with the Company's record retention policies, and strictly adhere to the procedures outlined therein. You may obtain a copy of these policies by contacting the Records and Information Management Department.

(o)  Honesty and Integrity in All Matters and Things

Unfortunately, there is no formula or set of rigid guidelines that can "define" appropriate ethical and moral judgment in every situation which an employee might face. Thus, CenturyTel must depend upon the good judgment and common sense of each of its employees and their willingness to seek advice from others within the Company when difficult or ambiguous situations arise.

Our absolute and unwavering expectation is that all of our directors, officers and employees, regardless of position or responsibilities, will conduct themselves and their affairs with honesty and integrity in all matters and things. This not only means that falsification, misrepresentations and untruthfulness will not be tolerated, but that we also cannot accept conduct, statements, and "omissions" which are misleading or result in impressions or conclusions which distort the larger reality. Of necessity, this also means that we expect you to courteously and candidly cooperate in all Company-initiated investigations or inquiries.

A violation of the law or compromise of the Company's principles of conduct can result in serious disciplinary actions (including dismissal and criminal or civil proceedings where appropriate). No director, officer or employee is exempt from the principles, guidelines and policies expressed herein. The cooperation of each and every person in the organization is required to ensure that violations of these principles, guidelines or policies are called to the attention of appropriate representatives of the Company. Furthermore, if we are to hold ourselves to these high standards, we must also understand that the Company's best interests are our best interests and that we are expected to exercise good judgment, as well as ethical courage, in matters of reporting violations covered in this policy.

Company policy allows the use of any lawful method of investigation which the Company deems necessary to determine whether any person has engaged in any conduct which interferes or adversely affects its business. This includes the theft of any company property or any property of any employee or visitor. It also includes suspicion of possession of drugs, alcohol, firearms, or anything else that is prohibited or restricted on company property. All employees are expected to participate in the Company's reasonable security efforts.


3.   POLICY STATEMENT ON INSIDER TRADING

Excerpts from the Company's Policy Statement on Insider Trading are reproduced below:

(a)  Penalties for Insider Trading

The consequences of insider trading violations are extremely serious. For individuals who trade on inside information or tip information to others, the sanctions may include:

     (i) a civil penalty of up to three times the profit gained or loss avoided;
     (ii) a criminal fine (no matter how small the benefit) of up to $1 million; and
     (iii)  a jail term of up to ten years.

In addition, any director or supervisory employee who fails to take appropriate steps to prevent illegal trading by another employee over whom he exercises control could be sued for the greater of $1 million or three times the profit gained or loss avoided as a result of the subordinate employee's violation.

In addition to the criminal and civil penalties, persons who buy from or sell to a CenturyTel employee or who buy from or sell to persons who have been "tipped" by a CenturyTel employee, have a civil cause of action for damages against the trading or tipping employee. Moreover, as discussed further below, any violation by an employee of CenturyTel's insider trading policies and procedures set forth herein could result in Company-imposed sanctions, including dismissal for cause.

(b)  The Company's Policies and Procedures on Insider Trading

Prohibition against Trading on or Disclosing Material Nonpublic Information
---------------------------------------------------------------------------

If any employee is in possession of material nonpublic information relating to CenturyTel, it is the Company's policy that neither that person nor any family members or other person living in the employee's household may buy or sell securities of the Company or engage in any other action to take advantage of, or disclose to others, that information. Employees will be deemed responsible for compliance by members of their household. This prohibition also applies to material nonpublic information obtained in the course of employment that relates to any other company that has publicly-traded stock. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve Century's reputation for adhering to the highest standard of conduct.

Serious problems could be caused for CenturyTel by unauthorized disclosure of internal information about CenturyTel or other companies with which it does business, whether or not for the purpose of facilitating improper trading in stock. Company personnel should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of regular corporate duties. This prohibition against disclosing nonpublic information to others will apply regardless of whether or not the director or employee derives any monetary benefit therefrom.

Material Information
--------------------

Material information includes any information, whether positive or negative, that a reasonable investor would consider important in a decision to buy, hold or sell CenturyTel stock. Information is material even if it alone would not determine the investor's decision; the fact that a reasonable investor would want to know it in connection with his decision to buy, hold or sell securities will suffice. Examples of material information include annual and quarterly financial results, a significant change in earnings or earnings projections, internal financial information that departs in any way from what the market would expect (such as the potential payment of a special dividend, including a stock split, or an increase in regular dividends), a potential merger or acquisition, the acquisition or disposition of a significant amount of assets, the initiation or settlement of a significant lawsuit, or a transaction that is likely to significantly affect the financial condition or performance of CenturyTel.

(c)  Policy on When Information is Public

Employees will be free to trade in CenturyTel stock whenever there is no material nonpublic information concerning the Company. If any such person, however, is in possession of any such information, he or she may not trade until this information is disseminated to the investing public. Even when material information has been publicly disclosed, CenturyTel employees must continue to refrain from trading in CenturyTel stock until such information has been adequately disseminated to the public and investors have been able to evaluate it. Generally, information regarding relatively simple matters, such as earnings results, will be deemed to have been adequately disseminated and absorbed by the marketplace two business days after its release. When more complex matters such as a prospective major acquisition or disposition are announced, it may be necessary to allow additional time for information to be digested by the investors. In such circumstances, employees desiring to trade CenturyTel stock should consult with the Office of the General Counsel regarding a suitable waiting period before trading.

Window Period
-------------

As a general guideline, CenturyTel employees should note that the most appropriate time to trade in CenturyTel stock is during the twenty business day period commencing on the third business day following the release of quarterly or annual financial results. This period of time is frequently referred to as the "window period." It is permissible to trade at other times (except as noted below for directors and certain officers). However, you may not trade in CenturyTel stock (whether during or outside of a window period) if you are in possession of material, non-public information.

Additional Prohibited Transactions for All Employees
----------------------------------------------------

Because CenturyTel believes it is improper and inappropriate for any employees to engage in short-term or speculative transactions involving CenturyTel stock, it is the Company's policy that employees should not engage in any of the following activities with respect to CenturyTel stock:

     (i) purchases or sales of short-term options (that is, options with expiration periods of less than six months) with respect to CenturyTel stock; or

     (ii) sales of CenturyTel stock not owned or not delivered within 20 days of the sale, i.e. "short sales."

(d)  Sanctions for Violations of Policy Statement

CenturyTel will expect the strictest compliance with the terms of this Policy Statement by all personnel at every level. Failure to observe these procedures may result in serious legal problems for you, as well as the Company. A failure to follow the letter and spirit of this Policy Statement will be considered a matter of grave concern and Company-imposed sanctions, including dismissal for cause, could result.

It should be remembered that if an employee's transactions in CenturyTel stock become the subject of scrutiny the transactions would be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction an employee should carefully consider how regulators and others might view the transaction in hindsight. Any employee who has any questions about specific transactions or this Policy Statement in general may obtain additional guidance from the Office of the General Counsel; telephone (318) 388-9000 or Email harvey.perry@centurytel.com. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

                                    * * * * *

The Company's Policy Statement on Insider Trading imposes additional trading restrictions on directors and certain officers. For a complete copy of this policy, please contact the General Counsel's office.

4.   DISCLOSURE POLICY

CenturyTel is committed to providing timely, accurate and complete information to the investment community consistent with all applicable legal and regulatory requirements. To assist in this process, CenturyTel's Board of Directors has adopted a Disclosure Policy. The Disclosure Policy provides that the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), in conjunction with others, will be primarily responsible for determining when material developments justify public disclosure, and will be the primary spokespersons for the Company. The CEO and CFO may from time to time designate other officers or employees to speak on behalf of the Company or to respond to specific inquiries from the investment community or the media. Employees, other than the authorized spokespersons, should not respond to inquiries from the investment community or the media without specific authority to do so from an authorized spokesperson specified above.

For a complete copy of CenturyTel's Disclosure Policy, please contact the General Counsel's office.

CenturyTel has also adopted Disclosure Controls and Procedures that are intended to, among other things, enhance the accuracy and completeness of the Company's reports under the Securities Exchange Act. For a copy of these procedures, please contact the General Counsel's office

5.   POLICY ON CONFIDENTIALITY

CenturyTel requires employees to respect the confidentiality of any and all customer and supplier information obtained in the course of business, except when disclosure is authorized by the General Counsel's office or required by laws or regulations. Employees are prohibited from disclosing information obtained from our customers and suppliers and shall not engage in any conduct in the non-exclusive list set forth below:

1. Employees must not disclose the contents, or any part thereof, of any letter, telephone, or Fax message addressed to another person without the permission of such person, or willfully alter the purport or effect or meaning of any such message to the injury of another.

2. Employees must not use for any unauthorized purpose any information derived by them from any private message passing through their hands and addressed to another person, or acquired in any other manner by them as employees of the Company.

3. Employees must not permit any unauthorized person to listen to any telephone conversation. Employees must not monitor any connection beyond the requirements for its proper supervision.

4. Employees must not divulge the existence or the nature of any message, except as required for the proper handling thereof.

5. Employees must not discuss communication arrangements made between the Company and its customers, except as required for the proper handling thereof.

6. Employees must not give any unauthorized person any information whatever regarding the location of equipment, trunks, circuits, cables, or similar equipment, or regarding local or toll ticket records of calls, telegraph messages, or similar communications.

7. Employees must not disclose any proprietary information concerning a customer's business, operations, costs, plans, trade secrets or other confidential matters. See "Policy Statement on Insider Trading" for related information.

8. Employees must not disclose to unauthorized persons information gathered in response to a lawful request by an administrative or governmental agency.

The secrecy of communications is protected by laws that impose civil and criminal penalties for violations. See the section below entitled "Compliance with Law - Unauthorized Publication or Use of Communications."

As discussed further in Section 2 above, all confidential business information relating to CenturyTel should be used solely for company business and should not be provided to unauthorized persons or used for the purpose of furthering the private financial or other interests of any employee or his family, friends, or others with whom he comes in contact.

The obligations to preserve confidential information continues even after employment ends.

6.   COMPETITION AND FAIR DEALING

We expect to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.   COMPANY COMMUNICATIONS

(a)  Statement of Philosophy

All computer equipment, files, data, programs and capabilities (including e-mail), and all telephones and related equipment and records (including voice mail) are the property of the Company. Computer files, e-mail messages, voice mail messages, group-ware messages and other recordings of electronic communications, including all back-up disks, tapes and the like ("Electronic Records"), are considered Company records.

The primary purpose of electronic communications is to facilitate the timely and efficient conduct of business, and further to encourage and facilitate the free exchange of business-related communications and ideas.

This policy is applicable to all employees of CenturyTel and its wholly owned domestic subsidiaries, as well as all consultants, contractors or other persons who may utilize the Company's computers or other electronic communications media. References in this policy to the Information Services ("IS") Department shall mean the IS staff which have day to day information services management responsibility for the particular CenturyTel subsidiary, business unit or staff function, as well as any contractors or consultants authorized by such persons.

(b)  Electronic Communications - General Principles

o The Company owns all Electronic Records, and reserves the right to review, audit, intercept, access and disclose to others all electronic communications and Electronic Records at any time, with or without employee notice. To ensure compliance with this Policy, the Company's IS Department may designate certain Company personnel to audit the operation, utilization or content of the Company's communications resources, computer resources and Electronic Records. As a result, employees should not expect or assume personal privacy with respect to any electronic communications or Electronic Records.

o Although Electronic Records are not private, all employees should respect the confidentiality of electronic communications or Electronic Records. Accordingly, no employee may review, audit, intercept, access or disclose any electronic communications or Electronic Records without authorization from the author, the intended recipient or an executive officer of the Company.

o All Electronic Records, including e-mail, voice mail messages, and group-ware communications, are routinely backed up or otherwise saved so that data can later be restored. This means that computer and telephone records and messages are not destroyed even though they may have been "deleted" or "erased" by the user, but will instead be preserved in accordance with the Company's record retention policies.

o For purposes of lawsuits, Electronic Records, including e-mail, voice mail messages, and group-ware communi- cations are accorded the same treatment as paper documents; that is, they could be treated as evidence in lawsuits involving the Company.

o Accordingly, employees should use discretion and good judgment in creating Electronic Records. All Electronic Records should be created with the same care and consideration as a paper report or memorandum.

(c)  Company E-mail

o E-mail is an important part of the Company's business communications. All employees are responsible for adhering to the standards set forth in this Policy when e-mail is created, sent, forwarded or saved. The failure to do so can put both the Company and the individual at risk for legal liabilities, embarrassment or other problems.

o Employees should compose e-mail messages with the same care and discretion that they would use for Company memoranda, reports, and letters presented in paper form. All messages should be composed with the expectation that they could be made public. Appropriate uses of internal e-mail include routine scheduling, exchanges of basic information, and updates. E-mail is generally not a suitable format for discussion of extremely sensitive or highly confidential information. Instead, sensitive and confidential matters should be handled through in-person meetings and formal memoranda and reports, where there is more opportunity for dialogue, analysis and necessary clarifications.

o E-mail communications should be businesslike, courteous and civil. Use of the e-mail system or any other Company-owned medium of communication to transmit obscene or pornographic material or derogatory or discriminatory statements of any kind about co-workers, customers, or competitors, including but not limited to those based on age, gender, physical attributes, sexual orientation, race, color, creed, citizenship status, national origin, religion, mental or physical disability or veteran status or any other status protected under applicable local, state or federal nondiscrimination law is strictly prohibited.

o To avoid the excessive expense of tracking, storing, administering and retrieving e-mail, the Company will periodically purge all e-mail from the Company's computer systems and backup tapes in accordance with the Company's record retention schedule. (Please refer to the Company's current Records Retention Policy for the retention/destruction schedule of e-mail.) Any e-mail that contains information which needs to be preserved for a significant period of time should be modified and stored in another, more permanent format.

o Employees may not install any e-mail system except as specifically authorized by the IS Department.

o The Company's e-mail system may not be used to solicit or proselytize for commercial ventures, non-profit organizations, religious or political causes, or other purposes unrelated to Company business, except in regard to Company sponsored programs or such other activity as may be approved in advance by the Company's executive officers.

o In some instances, Company employees may be connected to the Company's e-mail system through the Internet. Such employees must be aware of and adhere to the Internet policies described below.

(d)  Use of Company Computers

o Generally, copyright laws provide that anyone who purchases a copy of software has the right to load that software onto a single computer and make another copy for archival purposes only. In some cases, a software license may also authorize a copy for other limited uses. Violation of software copyright laws can result in significant civil and criminal penalties, and trade organizations have become much more aggressive about enforcement of the law. As such, employees may acquire, use, copy and distribute software only in accordance with the policies and procedures of the IS Department and any applicable software license.

o Employees may not use encryption capabilities for purposes of internal communications unless approved by the IS Department.

o The Company's computer system, including hardware, software and accessories, is Company property to be used for business purposes.

(e)  Software Copying and Other Types of Unlawful Copying

U.S. and International copyright laws prohibit the copying, distribution, use, and display of a copyrighted work without the prior permission of the copyright owner. These restrictions apply to software as well as written material and extend to the making of derivative works or compilation of any copyrighted material. Violations can result in civil and criminal penalties for the Company and its employees. To ensure compliance, address any concerns to the IS Department or Legal Department.

Neither the Company nor its employees should make or use unauthorized copies of computer software programs in violation of U.S. copyright laws or the relevant software license agreement.

(f)  Internet and Other External Electronic Communications

o The Internet and other external electronic communications are not secure. Any message sent over the Internet, even if addressed to only one specific address, may potentially be intercepted and read by anyone. Also, Internet communications are not anonymous. Each message will generally contain information that will identify the source of the message by employee and company name.

o Accordingly, employees should avoid communicating extremely confidential, proprietary or sensitive information via the Internet or other comparable electronic communications media.

Internet communications, as well as other comparable communications media, should not be used for business purposes.

8.   POLICY STATEMENT EQUAL EMPLOYMENT OPPORTUNITY

The Company's Policy Statement on Equal Employment Opportunity is reproduced in full below:

It is the policy of CenturyTel to employ qualified personnel and to provide equal employment opportunity for all applicants and employees. This policy applies to recruitment, hiring, training, promotion and other terms and conditions of employment. It will be administered without regard to race, color, religion, creed, national origin, age or sex; mental or physical disability (except where disability is a bona fide occupational disqualification); marital status, change in marital status, parenthood, pregnancy, or family relationship; status as a disabled veteran, or a veteran of the Vietnam Era; or any other impermissible characteristic as defined by federal or state law.

Accordingly, all employment decisions shall be consistent with these principles. Selection decisions will rely on valid qualifications. Other personnel actions or programs such as, but not limited to, compensation, benefits, transfers, layoffs, returns from layoff, company sponsored training, education, tuition assistance, social, and recreational programs, will be administered in a nondiscriminatory manner.

An employee who believes that he or she (or a coworker) may not have been provided equal employment opportunity or may have been the subject of unlawful discrimination or believes he or she may have witnessed some violation of this policy, should promptly report the facts to his or her supervisor. An employee who is not comfortable discussing the matter with his or her supervisor may report it directly to the manager/department head, Human Resources Manager or Corporate Employee Relations at (360) 905-5943. Human Resources will ensure that all claims are investigated promptly and that appropriate corrective action is taken. Any supervisor or employee, who after appropriate investigation, is found to have engaged in unlawful discrimination, will be subject to appropriate sanctions, which may, depending upon the circumstances, include termination.

Employees who report possible incidents of unlawful discrimination or Equal Employment Opportunity violations will be treated courteously and all such reports will be swiftly and thoroughly investigated in as confidential a manner as is possible under the circumstances. No employee will be discriminated or retaliated against in any way for bringing a question or complaint to the Company's attention.

CenturyTel is committed to a policy of equal employment opportunity. The Company believes that such a policy is a proper concern of business and we encourage each employee to sincerely support this policy. For further information, you may contact Employee Relations at (360) 905-5943.

9.   OUR POLICY ON UNLAWFUL DISCRIMINATION AND HARASSMENT

The Company's Policy on Unlawful Discrimination and Harassment is reproduced in full below:

Our Commitment
--------------

We are committed to providing equal employment opportunities to all persons regardless of race, color, religion, ancestry, sex, national origin, marital or veteran status, physical or mental disability, on-the-job injuries, age, or any other legally protected status, unless it is a bona fide occupational requirement reasonably necessary to the operation of our business. We are also absolutely committed to providing a work environment that is free of ALL forms of unlawful harassment. We will not tolerate the harassment of our employees by anyone -- supervisors, co-workers, customers, or vendors. It is each employee's responsibility to eliminate all forms of prohibited harassment. It is every supervisor's responsibility to prevent such behavior from occurring within his or her work jurisdiction and provide a work environment free from harassment.

Sexual Harassment
-----------------

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature if (1) submission to the conduct is in any way made a term or condition of employment;
(2) submission to (or rejection of) the conduct is used as the basis for any employment-related decisions; or (3) the conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive work environment. This means no sexual or sexist language, jokes or innuendo; nude, profane, or obscene cartoons, drawings or photographs; whistling or cat-calling; staring or leering; pinching, patting, inappropriate touching, unwelcome hugging or kissing; etc.; or other conduct that might create or contribute to a hostile or offensive working atmosphere.

Other Forms of Unlawful Harassment
----------------------------------

We want to maintain a working environment free from all forms of unlawful harassment, whether based upon race, color, religion, ancestry, national origin, age, marital or veteran status, physical or mental disabilities, on-the-job injuries, sex, or any other legally protected characteristic or status. This means no "ethnic jokes"; religious slurs; use of offensive "slang" or derogatory terms or slurs denoting race, age, national origin, disability, etc.; mimicking one's speech, accent or disability; derogatory comments regarding protected statuses or characteristics; or other conduct that might create or contribute to a hostile or offensive working atmosphere.

Reporting Unlawful Discrimination or Harassment
-----------------------------------------------

If you believe that you have been harassed, witness or suspect any violation of this policy, you may report the matter to your supervisor, manager or to the next level of management. If you are uncomfortable doing so at those levels, regardless of the reason, you should report it directly to the Manager of Human Resources. No employee will be discriminated or retaliated against in any way for bringing a question or complaint to our attention or for bypassing the chain of command.

All employees, supervisors and managers are required to support both the letter and spirit of this policy. The Human Resources Department is responsible for ensuring that all complaints are promptly and thoroughly investigated in as confidential a manner as is possible under the circumstances. (If the matter includes employees within the Human Resources Department, the investigation will be performed by the Legal Department.) Appropriate corrective action will be taken, up to and including termination, when violations have occurred. For further information, or to report any problems or complaints relating to discrimination or harassment, contact your Manager, Human Resource Department.

(10) APPLICABILITY OF OTHER COMPANY POLICIES

Employees should note that this handbook does not set forth all of the policies or guidelines governing your employment relationship with CenturyTel or the particular region, division, group or business unit for which you work. Please consult CenturyTel's Employee Handbook, CenturyTel's Intranet site or with your supervisor for information on such other policies and guidelines.

(11) COMPLIANCE WITH LAW

CenturyTel has a policy of strict compliance with all laws that are applicable to our business, wherever conducted. Compliance with the law means not only observing the law, but conducting our business affairs so that we will deserve and receive recognition as a law-abiding organization. No employee should assume that CenturyTel's interest ever requires some other course of conduct. Moreover, no individual within CenturyTel has authority to give any order or direction that would result in a violation of this policy. Following are brief descriptions of a few of the federal statutes that may significantly affect CenturyTel's operations. This list is not intended to be exclusive, as there exist many other federal statutes that may affect CenturyTel's operations. As many of these statutes are complex and difficult to interpret, employees should take the initiative to consult the responsible manager or officer, or the Legal Department, when the proper course of action is in doubt.

(a) Clean Water Act; Resource Conservation and Recovery Act; Toxic Substances Control Act; Comprehensive Environmental Response, Compensation and Liability Act.

Federal environmental statutes govern the storage, transportation, release and disposal of hazardous and toxic substances (such as gasoline, asbestos, lead, sulfuric acid, cadmium and materials found in certain vacuum tubes and capacitors) and impose certain record keeping and reporting requirements in connection with such hazardous and toxic substances.

In addition, Department of Transportation regulations require that certain emergency response information be provided at the time hazardous material is shipped, that the material be properly classified, documented, packaged and labeled, and that the material be in the proper condition for shipment. Many substances are included within the definition of "hazardous materials," such as paints (including aerosol paints), corrosives, compressed or liquefied gases, dyes, disinfectants, insecticides, poisons, refrigerants, flammable materials and explosives.

(b)  Occupational Safety and Health Act

This statute provides criminal penalties for: willful violations that result in the death of an employee; giving advance notice of an inspection conducted pursuant to the statute; and knowingly making a false statement, representation or certification in connection with records or reports required under the statute. The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

(c)  Sherman Act; Clayton Act; Robinson-Patman Act

In broad terms, these federal antitrust statutes prohibit the following:

1. Agreements, associations or conspiracies between two or more companies that unreasonably restrain interstate or foreign trade or commerce;

2. The monopolization or attempted monopolization of any market for a particular product or service, except in certain circumstances; and

3 . Price discrimination in the sale of goods (such as telephone equipment) purchased for resale.

Certain activities are considered violations of the antitrust laws whether or not there exists a business reason for such activity. These include:

1. Price fixing, which includes agreements among competitors that fix key terms of an agreement that affect price;

2. Customer and territorial allocation, such as agreements among companies that they will not compete as to certain business; and

3. Agreements among companies to refuse to deal with particular customers or suppliers.

It must be emphasized that the laws regarding granting price and promotional allowances to some but not other customers is complex. Please take extra care in this area, consult with your supervisors and refer all legal questions that you may have to the Legal Department.

(d)  Procurement Integrity

Generally, these laws prohibit the following in connection with any federal agency procurement of property or services:

1. Making any offer of future employment or business opportunity to, or discussing such matters with, a procurement official of the agency;

2. Giving or offering any money or thing of value to a procurement official of the agency; and

3. Soliciting or obtaining from the agency, prior to the award of a contract, any proprietary or source selection information regarding such contract.

(e)  False Statements or Entries

These laws prohibit the making of any false, fictitious or fraudulent statements, representations or entries, or the use of any writing or document containing any such statements, representations or entries, in connection with any matter within the jurisdiction of any department or agency of the United States.

(f)  Unauthorized Publication or Use of Communications

These laws prohibit the disclosure of the existence, contents, effect or meaning of any wire or radio communication to any person other than the addressee, except under certain statutorily defined circumstances. Fines of as much as $10,000 and imprisonment for as long as five years and in some instances longer may be imposed for breaking these laws.

(g)  Records and Reports on Monetary Instruments Transactions

These laws require the filing of a report when monetary instruments of more than $10,000 are transported at one time into or out of the United States.

(h)  Willful Failure to File Return, Supply Information or Pay Tax

In addition to other proscribed actions, applicable tax statutes make it a crime to fail to keep any records or make any returns required by the Internal Revenue Code (including returns relating to receipt of more than $10,000 in cash in a single transaction or related transactions), or to structure a transaction so as to avoid such reporting requirements.

(i)  Securities Act of 1933; Securities Exchange Act of 1934

The federal securities laws regulate the issuance and sale of securities (stocks, bonds, notes, investment contracts, etc.), prohibit fraudulent or deceptive practices in the offer or sale of securities and impose disclosure and other requirements on publicly-held corporations. Also prohibited is "insider trading" -- purchases or sales by persons who have access to information that is not available to the public. For additional information, see above Sections 3 and 4, "Policy Statement on Insider Trading" and "Disclosure Policy".

(j)  Foreign Corrupt Practices Act

This statute, generally speaking, prohibits bribes or other "corrupt" payments by a U.S. company to a foreign official who exercises discretionary decision-making authority for the purpose of obtaining or retaining business.

(k)  Government Inquiries

It is the Company's policy to cooperate with governmental authorities in the proper performance of their functions in conducting investigations of our Company or other companies, or in gathering information in preparation for making a decision as to whether to conduct such an investigation. However, it is important that all such matters be properly coordinated within the Company and that all inquiries or investigations from the government be handled in an orderly manner.

Therefore, if a representative of the Department of Justice, the Federal Trade Commission, a member of the FBI, or any representative of any other government agency requests an interview with any Company personnel, seeks data or copies of documents, or seeks access to files, he should be told that the Company will cooperate, but the matter must first be referred to the Legal Department (unless the matter is a routine tax audit, OSHA inspection, employment law review or any other similar routine matter of which the Legal Department is already aware). This procedure should be followed whether the request is by letter or oral. It is not necessary to get the government's request in writing. All requests, written or oral, must be reported to the General Counsel by telephone immediately. The Legal Department will then provide advice as to further action.

12.  WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of any of the above-described policies, principles or guidelines relating to business conduct and ethics for executive officers or directors may be made only by the Board of Directors or an authorized Board committee, and will be promptly disclosed as required by law or stock exchange regulation.

13.  ACCOUNTING COMPLAINT PROCEDURES

Any person who has any concerns, complaints or questions about the Company's accounting, internal accounting controls or auditing may contact the Audit Committee of the Board of Directors by sending a letter to the Chairman of the Audit Committee, c/o Post Office Box 4364, Monroe, Louisiana 71211. Employees may send any such letter on an anonymous basis, and may request that their letter be handled on a confidential basis. Copies of all such letters will be retained for a five-year period.

14.  INQUIRIES REGARDING ALL OTHER POSSIBLE COMPLIANCE PROGRAM VIOLATIONS

For any concern, complaint or question not covered by Section 13, please note that the Vice President of Employee & Labor Relations serves as the Corporate Compliance Officer (CCO) and supervises the confidential investigation of alleged Compliance Program violations. If you have a good faith belief that a violation of laws, company policies or business ethics has occurred, you may arrange a personal meeting or teleconference with the Corporate Compliance Officer.

If you prefer, you may make an oral telephone report by calling (360) 905-6861, a private, confidential extension maintained for this purpose, you may send a letter to the Corporate Compliance Officer or you may also seek guidance from your supervisor or manager. You may make or send any such report or seek any such guidance on an anonymous basis. If follow up investigations are necessary, they will be handled confidentially to the maximum extent possible.

It is recognized that an employee who encounters a violation or possible violation of laws, policies or ethics by another employee is in a sensitive situation. However, an employee who reports such information in good faith will not be penalized or suffer reprisals of any form as a result.

For additional information regarding how CenturyTel responds to alleged policy violations and otherwise administers its corporate compliance program, please consult the Corporate Compliance Program Procedures, copies of which may be obtained from your supervisor, the Corporate Compliance Officer or on the Company's intranet site.


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                             EMPLOYEE ACKNOWLEDGMENT

                          CORPORATE COMPLIANCE PROGRAM
                                    HANDBOOK



I have received the March 2003 information relating to CenturyTel's Corporate Compliance Program, Equal Employment Opportunity, and Policy on Unlawful Discrimination and Harassment.






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Employee Name (please print)




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Company/Division                Social  Security Number



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Employee Signature              Date